Exhibit 99.1

Contact:  Marcus Smith (425) 951-1398

SONOSITE REVENUES GROW 28% IN THE THIRD QUARTER 2010

US Revenue Up 17%

International Revenue Up 7%

VisualSonics Revenue Up 30%

Conference Call Webcast Live Today at 1:30 pm Pacific/4:30 pm Eastern

BOTHELL, WA – October 21, 2010 – SonoSite, Inc. (Nasdaq:SONO), the world leader and specialist in bedside and point-of-care ultrasound, today reported financial results for the third quarter and nine months ended September 30, 2010.

REVENUE
Revenue increased 28% in the third quarter to $68.5 million and increased 18% for the nine months of 2010 to $186.1 million, as compared to the prior year.

Revenue included $8.7 million for the third quarter and nine months from the recently acquired VisualSonics (VSI).

Excluding VSI, revenue in the third quarter was $59.8 million, an increase of 12% compared to the third quarter of 2009, and $177.4 million, an increase of 12% for the nine months just ended.

THIRD QUARTER HIGHLIGHTS:

•	Sustained revenue improvement in the US hospital channel, which was up 13% for the quarter.
•	Stabilization in Europe resulted in strengthening overall international sales.
•	VisualSonics, a new acquisition, is off to a strong start and on track to meet projected six month revenue expectations; VSI revenues grew 30% organically in Q3.
•	Stable pricing helped gross margins increase 1.2 percentage points in the quarter.
•	Operating expense rationalization was implemented.
•	Solid early market progress with the new Advanced Needle Visualization software upgrade.

EBIT and EBITDAS

Third Quarter
Third quarter EBIT reflects non-recurring charges of $2.2 million, including charges related to acquisition and restructuring, and a revenue charge of $0.8 million.

Excluding these charges, third quarter EBIT was $7.3 million, or 11% of revenue, representing an increase of 50% compared to the prior year. Including these charges, EBIT for the third quarter was $5.1 million, or 7% of revenue.

Additionally, excluding non-recurring charges, third quarter EBITDAS was $11.9 million, up 55%.

Nine Months Results
For the first nine months of 2010, non-recurring charges were $4.7 million.

Excluding these charges, EBIT was $18.6 million or 10% of revenue, an increase of 86% compared to the prior year. Including these charges, EBIT was $13.9 million, or 7% of revenue, up 104% over the nine months of 2009.

Additionally, excluding non-recurring charges, EBITDAS for the first nine months was $28.7 million, up 54%.

For the nine months, cash flow from operations was $17.5 million compared to $8.9 million from the prior year, representing an increase of $8.6 million or 96% over the prior year.

EPS

Excluding non-recurring charges, EPS was $0.18 per share for the third quarter and $0.51 per share for the first nine months of 2010.

Including non-recurring charges, EPS was $0.07 per share for the third quarter, versus a loss of $0.01 per share in 2009. In the first nine months of 2010 EPS was $0.27 per share compared to $0.06 per share in the prior year’s first nine months.

Over the first nine months of 2010, the weighted average of fully-diluted outstanding shares was 15.3 million compared to 17.7 million in the prior year. Over this period, the Company repurchased 4.2 million shares in the open market pursuant to its previously announced share repurchase program. At quarter end, fully-diluted shares were 14.1 million.

COMMENTARY

“We had a good quarter and made substantial overall progress on the business model as well as future strategy steps,” said Kevin M. Goodwin, SonoSite’s President and CEO. “We saw sustained revenue growth in the US hospital channel, and we are on track to meet our revenue expectations for VisualSonics. In addition, we saw an improvement internationally as sales increased somewhat faster for the quarter. We also implemented actions to reduce structural operating expenses to enable expansion of forward operating margins.”

Mr. Goodwin continued, “We continued introducing our Advanced Needle Visualization upgrade, a new proprietary algorithm for improving needle visualization for steep and deep nerve blocks. This point-of-care advance has become a key differentiator for us across the point-of-care marketplace and is gaining strong worldwide success.”

“We also recently formed a new strategic partnership with the National Basketball Association (NBA) to drive awareness among sports medicine providers of the benefits of ultrasound visualization. We see this initiative as a great opportunity to drive visibility in musculoskeletal medicine,” said Mr. Goodwin.

The NBA’s Chief of Medical Affairs, Dr. Jace Provo, commented, “SonoSite is a proven industry leader and their products will help NBA and NBA D-League teams diagnose and treat injuries in the best and easiest way possible. Our players are competing at the highest level, so it is a tremendous opportunity for our team doctors and athletic trainers to attend special seminars and learn about SonoSite’s unique diagnostic ultrasound products for the overall benefit of our players and our game.”

2010 FINANCIAL OUTLOOK

The company is maintaining its outlook and is providing the following guidance for the full year 2010, which now includes the impact of the VSI acquisition:
▪	Core business revenue growth of 10 – 12%. The inclusion of $17.0 million of estimated revenue from VSI will aid overall revenue growth to a projected 18-19%;
▪	reaffirmed gross margins in a range of 70-71%;
▪
reaffirmed core business EBIT margins of 11 – 13%.  Including $7.0 million in transaction costs, amortization and stock compensation expenses from the VSI acquisition, we project EBIT margins of 8-9% with higher overall revenue;

▪	reaffirmed core business EBITDAS margins of 16 – 18%. We are projecting a positive contribution from VSI, and overall EBITDAS margins of 15-17%; and
▪	full-year effective tax rate of 36% compared to prior guidance of 40%.

Non-GAAP Measures
This release includes discussions of EBIT, EBITDAS and EPS excluding certain charges; these are non-GAAP financial measures. SonoSite believes these measures are a useful complement to results provided in accordance with GAAP. “EBITDAS” refers to operating income (EBIT) before depreciation, amortization and stock-based compensation.

Conference Call Information
SonoSite will hold a conference call on October 21 at 1:30 pm PT/4:30 pm ET. The call will be broadcast live and can be accessed via http://www.sonosite.com/company/investors. A replay of the audio webcast will be available beginning October 21, 2010, 5:30 pm PT and will be available until November 4, 2010, 9:59 pm PT by dialing (719) 457-0820 or toll-free (888) 203-1112. The confirmation code 7304277 is required to access the replay. The call will also be archived on SonoSite’s website.

About SonoSite
SonoSite, Inc. (www.sonosite.com) is the innovator and world leader in bedside and point-of-care ultrasound and an industry leader in ultra high-frequency micro-ultrasound technology and impedance cardiography equipment. Headquartered near Seattle, the company is represented by fourteen subsidiaries and a global distribution network in over 100 countries. SonoSite’s small, lightweight systems are expanding the use of ultrasound across the clinical spectrum by cost-effectively bringing high-performance ultrasound to the point of patient care.

Forward-looking Information and the Private Litigation Reform Act of 1995
Certain statements in this press release relating to our future financial position and operating results are “forward-looking statements” for the purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the opinions and estimates of our management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those expected or implied by the forward-looking statements. These statements are not guaranties of future performance, are based on potentially inaccurate assumptions and are subject to known and unknown risks and uncertainties, including, without limitation, the risk that the acquisition of VisualSonics will not yield the expected potential benefits, our ability to manufacture, market and sell our newest products, our ability to manage expenses, spending patterns in the hospital market, healthcare reform,  prolonged adverse conditions in the U.S. or world economies or SonoSite’s industry and the other factors contained in Item 1A. “Risk Factors” section of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. We caution readers not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. We undertake no obligation to publicly revise any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

SonoSite, Inc.
Selected Financial Information

Condensed Consolidated Statements of Income
(in thousands except per share data) (unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Revenue	$68,538	$53,571	$186,064	$157,661
Cost of revenue	19,675	16,021	53,150	48,033
Gross margin	48,863	37,550	132,914	109,628
Gross margin percentage	71.3%	70.1%	71.4%	69.5%

Operating expenses:
Research and development	8,455	6,497	23,263	21,569
Sales, general and administrative	35,320	28,764	95,745	82,151
Licensing income and litigation settlement	-	-	-	(924)
Total operating expenses	43,775	35,261	119,008	102,796

Operating income (EBIT)	5,088	2,289	13,906	6,832

Other loss, net	(3,799)	(3,013)	(8,498)	(5,487)

Income (loss) before income taxes	1,289	(724)	5,408	1,345

Income tax provision (benefit)	347	(483)	1,208	298

Net income (loss)	$942	$(241)	$4,200	$1,047

Net income (loss) per share:
Basic	$0.07	$(0.01)	$0.28	$0.06
Diluted	$0.07	$(0.01)	$0.27	$0.06

Weighted average common and potential common shares outstanding:
Basic	13,676	17,308	14,844	17,203
Diluted	14,147	17,308	15,347	17,650

Reconciliation of Non-GAAP Measures:
Operating income (EBIT)	$5,088	$2,289	$13,906	$6,832

Adjustments to EBIT:
Acquisiton and integration costs	752	2,601	3,257	3,180
Restructuring and other non-recurring charges	1,484	-	1,484	-

Non-GAAP Adjusted EBIT	7,324	4,890	18,647	10,012

Other loss, net	(3,799)	(3,013)	(8,498)	(5,487)

Adjusted income before income taxes	3,525	1,877	10,149	4,525

Adjusted income tax provision	948	1,253	2,267	1,003

Adjusted net income	$2,577	$624	$7,882	$3,522

Non-GAAP Adjusted net income per share, diluted	$0.18	$0.04	$0.51	$0.20

Non-GAAP Adjusted EBIT	$7,324	$4,890	$18,647	$10,012

Adjustments for EBITDAS:
Depreciation and amortization	2,528	1,537	5,818	3,648
Stock-based compensation	2,037	1,258	4,245	4,983

Non-GAAP Adjusted EBITDAS	$11,889	$7,685	$28,710	$18,643

Condensed Consolidated Balance Sheets
(in thousands) (unaudited)
	September 30,	December 31,
	2010	2009

Cash and cash equivalents	$71,749	$183,065
Short-term investment securities	-	74,682
Accounts receivable, net	68,918	71,347
Inventories	38,506	32,216
Deferred tax asset, current	8,183	7,350
Prepaid expenses and other current assets	15,862	12,034
Total current assets	203,218	380,694

Property and equipment, net	9,615	9,160
Investment in Carticept	8,000	-
Deferred tax asset, net	738	775
Intangible assets, net	90,858	27,920
Other assets	5,139	4,425
Total assets	$317,568	$422,974

Accounts payable	$9,110	$6,175
Accrued expenses	28,920	25,923
Deferred revenue	5,799	5,504
Total current liabilities	43,829	37,602

Long-term debt, net	96,245	92,905
Deferred tax liability, net	5,268	5,083
Deferred revenue	15,777	18,081
Other non-current liabilities	16,319	14,873
Total liabilities	177,438	168,544

Shareholders' equity:
Common stock and additional paid-in capital	295,405	287,537
Accumulated deficit	(154,747)	(32,753)
Accumulated other comprehensive loss	(528)	(354)
Total shareholders' equity	140,130	254,430
Total liabilities and shareholders' equity	$317,568	$422,974

Condensed Consolidated Statements of Cash Flow
(in thousands) (unaudited)	Nine Months Ended
	September 30,
	2010	2009
Operating activities:
Net income	$4,200	$1,047
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,818	3,648
Stock-based compensation	4,245	4,983
Deferred income tax provision	(1,918)	1,216
Amortization of debt discount and debt issuance costs	4,335	3,792
Non-cash gain on litigation settlement	-	(924)
Gain on convertible debt repurchase	-	(1,339)
Other adjustments	(847)	436
Changes in working capital	1,671	(3,949)
Net cash provided by operating activities	17,504	8,910

Investing activities:
Purchase of investment securities, net	74,777	33,939
Purchases of property and equipment	(1,898)	(2,290)
Investment in Carticept Medical Inc.	(8,000)	-
Purchase of VisualSonic, Inc, net of cash acquired	(61,217)	-
Purchase of Cardio Dynamics, net of cash acquired	-	(8,185)
Payment of LumenVu contingent consideration	(425)	-
Earn-out consideration for SonoMetric acquisition	-	(387)
Net cash provided by investing activities	3,237	23,077

Financing activities:
Excess tax benefit from stock-based compensation	847	-
Proceeds from exercise of stock based awards	4,263	2,828
Minimum tax withholding on stock-based awards	(1,065)	(1,285)
Stock repurchase including transaction costs	(126,104)	-
Repayment of VisualSonics, Inc. long-term debt	(8,871)	-
Purchase of convertible debt	-	(25,750)
Purchase of warrants	-	(1,325)
Net cash used in financing activities	(130,930)	(25,532)

Effect of exchange rate changes on cash and cash equivalents	(1,127)	(4,679)

Net change in cash and cash equivalents	(111,316)	1,776
Cash and cash equivalents at beginning of period	183,065	209,258
Cash and cash equivalents at end of period	$71,749	$211,034